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                                                                      Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



May 16, 2002

Dear Sir/Madam:

     We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K/A dated May 16, 2002, of Stepan Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

                                Very truly yours,

                                /s/ Arthur Andersen LLP
                                -------------------------------
                                ARTHUR ANDERSEN LLP

Copy to:
Mr. James E. Hurlbutt
Vice President and Corporate Controller
Stepan Company